AVAX MELANOMA VACCINE M-VAX(TM) NEARING COMMERCIALIZATION
                      IN THE NETHERLANDS, GERMANY AND JAPAN

    - Company Exploring Strategic Marketing Opportunities in these Regions -

KANSAS CITY, MISSOURI, -- September 14, 1999 - AVAX TECHNOLOGIES, INC. ("AVAX") (Nasdaq: AVXT) announced today that, as a result of its continuing dialogue with senior regulatory authorities in several of the world's major pharmaceutical markets, its autologous cancer vaccine, M-Vax(TM), for Stage 3 metastatic melanoma is expected to be made available for commercial use in The Netherlands, Germany, and Japan. The commercialization of M-Vax in these countries will be subject only to meeting certain requirements determined by each local regulatory agency. In order to expedite the availability of M-Vax to melanoma patients in these countries, AVAX is actively exploring a number of strategic options to assist in realizing these opportunities and ensuring a successful commercialization process.

In June 1999, AVAX announced its first international commercialization opportunity for M-Vax in Australia, as well as a planned joint venture to manage its products in this market. AVAX plans to begin marketing M-Vax in Australia in the first half of 2000.

Commenting on these international developments, Jeffery M. Jonas, M.D., President & CEO of AVAX Technologies, stated, "We are very excited to be moving forward with M-Vax in several important international markets. We believe that these are significant developments for the company, as we build momentum in our international commercialization efforts. We are certainly committed to expanding the company's global presence in the field of cancer vaccines, and are continually pursuing other international market opportunities, while we seek approval of our AC Vaccine(TM) technology here in the U.S. As we develop our strategic options, we look forward to communicating our commercialization timelines with our investors."

M-Vax is the first of several autologous cell vaccines based on AVAX's proprietary AC Vaccine(TM) technology. To date, more than 350 patients have been treated with M-Vax on an outpatient basis. It has shown promising efficacy as adjuvant therapy in Stage 3 melanoma patients, with overall 5-year survival of 55%, compared with an historical 5-year survival rate of only about 22% with surgery alone. M-Vax, which received orphan drug status in February 1999, is currently being evaluated in a multi-center, pivotal registration trial in the United States. O-Vax(TM), the company's AC Vaccine for Stage 3 and advanced

                                    - more -


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AVAX Melanoma Vaccine M-Vax(TM) Nearing Commercialization in The Netherlands,
Germany and Japan

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ovarian cancer, which previously has shown promising immunological outcomes, is currently being evaluated in two additional Phase 1 trials, one of which is sponsored by the National Cancer Institute. Internationally, the University of Tokyo is conducting a trial of the AC Vaccine in post-surgical breast cancer patients.

AVAX's AC Vaccine technology is made from a patient's own cancer cells by modifying the tumor cells with a molecule called a "hapten." This process, known as "haptenization," alters the tumor cells and makes them appear foreign to the patient's immune system. When the hapten-modified cells are reinjected into patients, they stimulate the immune system to recognize the cancer cells and destroy them.

AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: the AC Vaccine technology, topoisomerase inhibitors and anti-estrogens.

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Except for statements that are historical, the statements in this release are
"forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to develop successfully and commercialize its product candidates, including, the ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31,1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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